Exhibit (a)(1)(k)

MALLINCKRODT PLC COMPLETES $1.4 BILLION ACQUISITION OF

CADENCE PHARMACEUTICALS, INC.

87.9% of Cadence’s outstanding shares were validly tendered,

and subsequent merger has been completed

Addition of high-growth OFIRMEV®, a differentiated pain product, will expand

Mallinckrodt’s U.S. hospitals channel

DUBLIN – March 19, 2014 – Mallinckrodt plc (NYSE: MNK), a leading global specialty pharmaceuticals company, today announced the successful completion of its acquisition of Cadence Pharmaceuticals, Inc. (NASDAQ: CADX) for total consideration of approximately $1.4 billion. As previously disclosed, Mallinckrodt expects that the acquisition will be immediately accretive to its fiscal year 2014 adjusted diluted earnings per share, and significantly accretive to its fiscal year 2015 adjusted diluted earnings per share.

The transaction adds OFIRMEV® (acetaminophen) injection, a high-growth, differentiated pain product, to Mallinckrodt’s growing roster of brands and its robust Specialty Pharmaceuticals portfolio of core controlled substance specialty generics. OFIRMEV also provides Mallinckrodt with an expanded presence in the U.S. hospital channel.

“We are excited by the opportunities provided by OFIRMEV, which will significantly expand Mallinckrodt’s ability to serve U.S. hospitals,” said Mark Trudeau, President and Chief Executive Officer of Mallinckrodt. “As anticipated, the transaction was straightforward, closed quickly, and we are planning for a rapid and successful integration which we expect to be completed by the beginning of September. We believe this accelerated integration will provide greater clarity and direction for the employees joining us, and ensure that the merger of OFIRMEV and the transition of the hospital team into Mallinckrodt is smooth and best serves our customers.”

The tender offer by a subsidiary of Mallinckrodt plc for all of the outstanding shares of Cadence common stock expired as scheduled at 12:00 midnight (EDT) on March 18, 2014. Excluding Cadence shares tendered by notice of guaranteed delivery, a total of 78,396,180 shares of Cadence common stock, representing approximately 87.9% of Cadence’s outstanding shares, were validly tendered into and not validly withdrawn from the tender offer, according to the depositary for the tender offer. As a result, Mallinckrodt and its subsidiary have accepted for payment and will promptly pay for all shares that were validly tendered and not validly withdrawn.

Following its acceptance of the shares tendered in the tender offer, Mallinckrodt caused the merger of its subsidiary with and into Cadence without a vote of Cadence’s other stockholders, pursuant to Section 251(h) of the Delaware General Corporation Law. As a result of the completed merger, Cadence became an indirect, wholly owned subsidiary of Mallinckrodt. In connection with the merger, all Cadence shares not validly tendered into the tender offer have been cancelled and converted into the right to receive $14.00 per share, the same price per share offered in the tender offer. As a result of the acquisition, Cadence shares will cease to be traded on NASDAQ.

Mallinckrodt’s financial advisor for the transaction is Deutsche Bank Securities Inc., and its legal advisors are Wachtell, Lipton, Rosen & Katz in the U.S., and Arthur Cox in Ireland.

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ABOUT OFIRMEV® (ACETAMINOPHEN) INJECTION

OFIRMEV (acetaminophen) injection (1000 mg / 100 mL, 10 mg / mL; for intravenous use only), Cadence Pharmaceutical’s proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in approximately 1,020 adult and 355 pediatric patients. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever. The effectiveness of OFIRMEV for the treatment of post-surgical acute pain and fever has not been studied in pediatric patients less than two years of age.

Important Safety Information

RISK OF MEDICATION ERRORS AND HEPATOTOXICITY

Take care when prescribing, preparing, and administering OFIRMEV injection to avoid dosing errors which could result in accidental overdose and death.

OFIRMEV contains acetaminophen. Acetaminophen has been associated with cases of acute liver failure, at times resulting in liver transplant and death. Most of the cases of liver injury are associated with the use of acetaminophen at doses that exceed the recommended maximum daily limits, and often involve more than one acetaminophen-containing product.

OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. Rarely, acetaminophen may cause serious skin reactions such as acute generalized exanthematous pustulosis (AGEP), Stevens-Johnson Syndrome (SJS), and toxic epidermal necrolysis (TEN), which can be fatal. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur, or at the first appearance of skin rash. Do not use in patients with acetaminophen allergy.

The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated with postsurgical pain. OFIRMEV is approved for use in patients ≥ 2 years of age. Do not exceed the recommended maximum daily dose of OFIRMEV. OFIRMEV should be administered only as a 15-minute infusion.

For more information, please see the full OFIRMEV Prescribing Information, including the complete boxed warning, which is available at www.OFIRMEV.com.

ABOUT MALLINCKRODT PLC

Mallinckrodt is a global specialty pharmaceutical and medical imaging business that develops, manufactures, markets and distributes specialty pharmaceutical products and medical imaging agents. The company’s Specialty Pharmaceuticals segment includes branded and specialty generic drugs and active pharmaceutical ingredients, and the Global Medical Imaging segment includes contrast media and nuclear imaging agents. Mallinckrodt has approximately 5,500 employees worldwide and a commercial presence in roughly 70 countries. The company’s fiscal 2013 revenue totaled $2.2 billion. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

FORWARD-LOOKING STATEMENTS

Statements in this document that are not strictly historical, including statements regarding the acquisition, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which we operate; the commercial success of OFIRMEV; our ability to protect intellectual property rights; our ability to successfully integrate Cadence’s operations and employees with our existing business; the ability to realize anticipated growth, synergies and cost savings; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; Mallinckrodt’s ability to obtain and/or timely transport molybdenum-99 to our technetium-99m generator production facilities; customer concentration; cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations; Mallinckrodt’s ability to successfully develop or commercialize new products; competition; Mallinckrodt’s ability to integrate acquisitions of technology, products and businesses generally; product liability losses and other litigation liability; the reimbursement practices of a small number of large public or private insurers; complex reporting and payment obligation under healthcare rebate programs; changes in laws and regulations; conducting business internationally; foreign exchange rates; material health, safety and environmental liabilities; litigation and violations; information technology infrastructure; and restructuring activities. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Mallinckrodt’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended September 27, 2013 and Quarterly Report on Form 10-Q for the quarterly period ended December 27, 2013, as well as Cadence Pharmaceuticals’ SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2013. The forward-looking statements made herein speak only as of the date hereof and neither Mallinckrodt nor any of our respective affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS:

John Moten

Vice President, Investor Relations

314-654-6650

john.moten@mallinckrodt.com

Jeffrey Taufield or Daniel Yunger

Kekst and Company

212-521-4879

jeffrey-taufield@kekst.com

daniel-yunger@kekst.com

Meredith Fischer

Senior Vice President, Communications and Public Affairs

314-654-3318

meredith.fischer@mallinckrodt.com